Exhibit 99.1

PerkinElmer Announces Financial Results for the Fourth Quarter of 2011

  Revenue from continuing operations of $540 million, reported growth of 15% and organic revenue growth of 6%; adjusted revenue of $555 million
  GAAP loss per share from continuing operations of $0.75, impacted by non-cash adjustments related to the recent acquisition of Caliper Life Sciences and pension liabilities of divested businesses; adjusted earnings per share of $0.62, up 38%
  Operating loss of $27 million and adjusted operating income of $103 million, up 250 basis points as a percentage of adjusted revenue to 18.5%
  Operating cash flow of $83 million, up 95%
  Establishes full year 2012 guidance range for GAAP earnings per share of $1.22 to $1.28; adjusted earnings per share guidance range of $1.98 to $2.04

WALTHAM, Mass.--(BUSINESS WIRE)--February 2, 2012--PerkinElmer, Inc. (NYSE: PKI), a global leader focused on improving the health and safety of people and the environment, today reported financial results for the fourth quarter ended January 1, 2012. The Company reported a GAAP loss per share from continuing operations of $0.75, as compared to earnings per share of $0.37 in the fourth quarter of 2010. On a non-GAAP basis, which includes the adjustments noted in the attached reconciliation, the Company announced adjusted earnings per share of $0.62, representing an increase of 38% as compared to the fourth quarter of 2010.

“The closing of the Caliper acquisition caps an exceptional year of strategic acquisitions for PerkinElmer,” said Robert Friel, chairman and chief executive officer of PerkinElmer. “We have created a highly differentiated portfolio by significantly strengthening our capabilities in molecular analysis, imaging, sample preparation and informatics, providing our customers with an extensive range of broad-based, application-driven solutions.”

Revenue from continuing operations in the fourth quarter of 2011 was $540.2 million, up 15% as compared to the same period a year ago. Adjusted revenue in the fourth quarter of 2011 was $554.7 million, up 6% on an organic basis, as compared to the fourth quarter of 2010, both of which include the adjustments noted in the attached reconciliations. Revenue from continuing operations in the Human and Environmental Health segments increased by 20% and 11%, respectively, as compared to the same period a year ago. Organic revenue, which includes the adjustments noted in the attached reconciliation, increased 5% in the Human Health segment and 7% in the Environmental Health segment compared to the fourth quarter of 2010.

“Our excellent fourth quarter financial results complete a terrific year for PerkinElmer, with strong growth in revenue, adjusted earnings per share and cash flow,” continued Mr. Friel. “The progress we made in 2011, both operationally and strategically, better positions us to make a dramatic impact on human and environmental health while continuing to deliver strong financial returns.”

Operating loss from continuing operations for the fourth quarter of 2011 was $27.3 million, as compared to operating income of $48.8 million for the same period a year ago. Adjusted operating income, which includes the adjustments noted in the attached reconciliation, increased by approximately 250 basis points as a percentage of adjusted revenue to $102.5 million, as compared to $75.2 million in the fourth quarter of 2010.

During the quarter, the Company recorded two significant non-cash charges, one primarily related to the defined benefit plan liabilities of divested businesses and the other related to the acquisition of Caliper. The first charge resulted from the Company’s election to change the way it accounts for its defined benefit plans to a mark-to-market methodology. The Company believes this change provides better alignment with its current underlying business performance as these plans primarily relate to previously divested operations. Adopted in the fourth quarter of 2011, and applied retrospectively, this new method resulted in mark-to-market pre-tax, non-cash charges in 2011 and 2010 of $69.5 million and $0.5 million, respectively.

The second charge resulted from the acquisition of Caliper, with the Company recording a one-time, non-cash tax charge of $79.7 million in the fourth quarter of 2011 related to the repatriation of approximately $350.0 million of international earnings. The use of tax attributes obtained with the acquisition of Caliper is expected to essentially mitigate all cash taxes due in connection with this repatriation.

Financial Overview by Reporting Segment

Human Health:

  Revenue from continuing operations of $258.5 million for the fourth quarter of 2011, as compared to $215.7 million for the fourth quarter of 2010.
  Operating income of $21.8 million, as compared to $24.4 million for the same period a year ago.
  Adjusted operating profit margin was 22.8% as a percentage of adjusted revenue, an increase of approximately 350 basis points as compared to the fourth quarter of 2010.

Environmental Health

  Revenue from continuing operations of $281.7 million for the fourth quarter of 2011, as compared to $254.2 million for the fourth quarter of 2010.
  Operating income of $32.7 million, as compared to $31.0 million for the same period a year ago.
  Adjusted operating profit margin was 18.8% as a percentage of adjusted revenue, an increase of approximately 320 basis points as compared to the fourth quarter of 2010.

Financial Guidance

For the full year 2012, the Company forecasts organic revenue to increase in the mid-single digit range relative to 2011. For the full year 2012, the Company forecasts GAAP earnings per share from continuing operations in the range of $1.22 to $1.28 and on a non-GAAP basis, which is expected to include the adjustments noted in the attached reconciliation, adjusted earnings per share in the range of $1.98 to $2.04.

Conference Call Information

The Company will discuss its fourth quarter results and its outlook for business trends in a conference call on February 2, 2012 at 5:00 p.m. Eastern Time (ET). To access the call, please dial (857) 350-1674 prior to the scheduled conference call time and provide the access code 66533233. A playback of this conference call will be available beginning 7:00 p.m. ET, Thursday, February 2, 2012. The playback phone number is (617) 801-6888 and the code number is 21064998.

A live audio webcast of the call will be available on the Investor section of the Company’s Web site, www.perkinelmer.com. Please go to the site at least 15 minutes prior to the call in order to register, download, and install any necessary software. An archived version of the webcast will be posted on the Company’s Web site for a two week period beginning approximately two hours after the call.

Use of Non-GAAP Financial Measures

In addition to financial measures prepared in accordance with generally accepted accounting principles (GAAP), this earnings announcement also contains non-GAAP financial measures. The reasons that we use these measures, a reconciliation of these measures to the most directly comparable GAAP measures, and other information relating to these measures are included below following our GAAP financial statements.

Factors Affecting Future Performance

This press release contains "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements relating to estimates and projections of future earnings per share, cash flow and revenue growth and other financial results, developments relating to our customers and end-markets, and plans concerning business development opportunities and divestitures. Words such as "believes," "intends," "anticipates," "plans," "expects," "projects," "forecasts," "will" and similar expressions, and references to guidance, are intended to identify forward-looking statements. Such statements are based on management's current assumptions and expectations and no assurances can be given that our assumptions or expectations will prove to be correct. A number of important risk factors could cause actual results to differ materially from the results described, implied or projected in any forward-looking statements. These factors include, without limitation: (1) markets into which we sell our products declining or not growing as anticipated; (2) fluctuations in the global economic and political environments; (3) our failure to introduce new products in a timely manner; (4) our ability to execute acquisitions and license technologies, or to successfully integrate acquired businesses and licensed technologies into our existing business or to make them profitable, or successfully divest businesses; (5) our failure to adequately protect our intellectual property; (6) the loss of any of our licenses or licensed rights; (7) our ability to compete effectively; (8) fluctuation in our quarterly operating results and our ability to adjust our operations to address unexpected changes; (9) significant disruption in third-party package delivery and import/export services or significant increases in prices for those services; (10) disruptions in the supply of raw materials and supplies; (11) the manufacture and sale of products exposing us to product liability claims; (12) our failure to maintain compliance with applicable government regulations; (13) regulatory changes; (14) our failure to comply with healthcare industry regulations; (15) economic, political and other risks associated with foreign operations; (16) our ability to retain key personnel; (17) significant disruption in our information technology systems; (18) our ability to obtain future financing; (19) restrictions in our credit agreements; (20) our ability to realize the full value of our intangible assets; (21) significant fluctuations in our stock price; (22) reduction or elimination of dividends on our common stock; and (23) other factors which we describe under the caption "Risk Factors" in our most recent quarterly report on Form 10-Q and in our other filings with the Securities and Exchange Commission. We disclaim any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

PerkinElmer, Inc. and Subsidiaries
CONSOLIDATED INCOME STATEMENTS

	Three Months Ended		Twelve Months Ended
(In thousands, except per share data)	January 1, 2012	January 2, 2011	January 1, 2012	January 2, 2011

Revenue	$540,192	$469,970	$1,921,287	$1,704,346

Cost of sales	300,391	261,294	1,070,708	943,112
Research and development expenses	31,502	25,454	115,821	94,811
Selling, general and administrative expenses	222,464	125,244	628,598	489,892
Asset impairments	3,006	-	3,006	-
Restructuring and lease charges, net	10,112	9,130	13,452	18,963

Operating (loss) income from continuing operations	(27,283)	48,848	89,702	157,568

Interest income	(530)	(290)	(1,884)	(832)
Interest expense	12,205	3,954	24,783	15,891
Gain on step acquisition	-	-	-	(25,586)
Other expense (income)	1,156	(196)	3,875	2,144

(Loss) income from continuing operations before income taxes	(40,114)	45,380	62,928	165,951

Provision for income taxes	44,108	2,242	62,754	27,043

Net (loss) income from continuing operations	(84,222)	43,138	174	138,908

Income from discontinued operations, before income taxes	-	8,720	-	30,772
(Loss) gain on disposition of discontinued operations, before income taxes	(73)	315,323	1,999	317,896
Provision for (benefit from) income taxes on discontinued operations and dispositions	344	74,254	(4,484)	96,593

(Loss) income from discontinued operations and dispositions, net of income taxes	(417)	249,789	6,483	252,075

Net (loss) income	$(84,639)	$292,927	$6,657	$390,983

(Loss) earnings per share:
Net (loss) income from continuing operations	$(0.75)	$0.37	$0.00	$1.18

(Loss) income from discontinued operations and dispositions, net of income taxes	(0.00)	2.13	0.06	2.14

Net (loss) income	$(0.75)	$2.49	$0.06	$3.31

Weighted average shares of common stock outstanding	112,707	117,487	113,864	117,982
	(basic)	/----------------------(diluted)----------------------/

ABOVE PREPARED IN ACCORDANCE WITH GAAP

Additional Supplemental Information:
(per share, continuing operations)

GAAP EPS from continuing operations	$(0.75)	$0.37	$0.00	$1.18
Amortization of intangible assets, net of income taxes	0.14	0.08	0.45	0.33
Asset impairment, net of income taxes	0.02	-	0.02	-
Purchase accounting adjustments, net of income taxes	0.09	0.00	0.19	(0.20)
Acquisition-related costs, net of income taxes	0.05	0.00	0.09	0.02
Gain on sale of building, net of income taxes	-	-	-	(0.02)
Mark-to-market and curtailments on post retirement benefits, net of income taxes	0.40	0.00	0.40	(0.00)
Significant tax charges (credits), net	0.61	(0.07)	0.60	(0.07)
Restructuring and lease charges, net of income taxes	0.06	0.06	0.08	0.12
Adjusted EPS	$0.62	$0.45	$1.83	$1.36

PerkinElmer, Inc. and Subsidiaries
REVENUE AND OPERATING (LOSS) INCOME

		Three Months Ended		Twelve Months Ended
(In thousands)		January 1, 2012	January 2, 2011	January 1, 2012	January 2, 2011

Human Health	Revenue	$258,517	$215,742	$887,186	$796,310
	Purchase accounting adjustments	2,411	188	3,304	734
	Adjusted Revenue	260,928	215,930	890,490	797,044

	Operating income	21,774	24,393	99,306	97,855
	OP%	8.4%	11.3%	11.2%	12.3%
	Amortization of intangible assets	16,614	12,225	53,894	46,699
	Asset impairments	3,006	-	3,006	-
	Purchase accounting adjustments	8,065	341	10,343	964
	Acquisition-related costs	5,616	103	9,569	1,057
	Gain on sale of building	-	-	-	(3,356)
	Restructuring and lease charges, net	4,361	4,590	6,193	10,448
	Adjusted operating income	59,436	41,652	182,311	153,667
	Adjusted OP%	22.8%	19.3%	20.5%	19.3%

Environmental Health	Revenue	281,675	254,228	1,034,101	908,036
	Purchase accounting adjustments	12,116	-	27,520	-
	Adjusted Revenue	293,791	254,228	1,061,621	908,036

	Operating income	32,672	30,985	99,341	95,090
	OP%	11.6%	12.2%	9.6%	10.5%
	Amortization of intangible assets	7,416	3,610	26,096	14,022
	Purchase accounting adjustments	9,512	-	25,048	-
	Acquisition-related costs	24	469	1,132	1,505
	Restructuring and lease charges, net	5,751	4,540	7,259	8,515
	Adjusted operating income	55,375	39,604	158,876	119,132
	Adjusted OP%	18.8%	15.6%	15.0%	13.1%

Corporate	Operating loss	(81,729)	(6,530)	(108,945)	(35,377)
	Mark-to-market and curtailments on post-retirement benefits	69,463	501	69,300	228
	Adjusted operating income	(12,266)	(6,029)	(39,645)	(35,149)

Continuing Operations	Revenue	$540,192	$469,970	$1,921,287	$1,704,346
	Purchase accounting adjustments	14,527	188	30,824	734
	Adjusted Revenue	554,719	470,158	1,952,111	1,705,080

	Operating (loss) income	(27,283)	48,848	89,702	157,568
	OP%	-5.1%	10.4%	4.7%	9.2%
	Amortization of intangible assets	24,030	15,835	79,990	60,721
	Asset impairments	3,006	-	3,006	-
	Purchase accounting adjustments	17,577	341	35,391	964
	Acquisition-related costs	5,640	572	10,701	2,562
	Gain on sale of building	-	-	-	(3,356)
	Mark-to-market and curtailments on post-retirement benefits	69,463	501	69,300	228
	Restructuring and lease charges, net	10,112	9,130	13,452	18,963
	Adjusted operating income	$102,545	$75,227	$301,542	$237,650
	Adjusted OP%	18.5%	16.0%	15.4%	13.9%

REPORTED REVENUE AND REPORTED OPERATING INCOME (LOSS) PREPARED IN ACCORDANCE WITH GAAP

PerkinElmer, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended		Twelve Months Ended
	January 1, 2012	January 2, 2011	January 1, 2012	January 2, 2011
(In thousands)

Operating activities:
Net (loss) income	$(84,639)	$292,927	$6,657	$390,983
Add: loss (income) from discontinued operations and dispositions, net of income taxes	417	(249,789)	(6,483)	(252,075)
Net (loss) income from continuing operations	(84,222)	43,138	174	138,908
Adjustments to reconcile net (loss) income from continuing operations to net cash provided by continuing operations:
Stock-based compensation	6,055	2,064	15,482	12,416
Restructuring and lease charges, net	10,112	9,130	13,452	18,963
Amortization of deferred debt issuance costs	3,537	707	5,651	2,613
Depreciation and amortization	32,203	23,293	110,921	89,163
(Gains) losses on step acquisitions and dispositions, net	(87)	-	113	(28,942)
Amortization of acquired inventory revaluation	3,660	-	4,092	-
Deferred taxes on repatriation	79,662	-	79,662	-
Mark-to-market and curtailments on post retirement benefits	69,463	501	69,300	228
Asset impairments	3,006	-	3,006	-
Changes in assets and liabilities which (used) provided cash, excluding effects from companies purchased and divested:
Accounts receivable, net	(42,126)	(37,201)	(24,753)	(38,103)
Inventories, net	15,644	737	(2,200)	(22,535)
Accounts payable	19,517	19,013	4,005	27,789
Accrued expenses and other	(33,878)	(18,975)	(44,902)	(37,375)
Net cash provided by operating activities of continuing operations	82,546	42,407	234,003	163,125
Net cash (used in) provided by operating activities of discontinued operations	(21)	(13,485)	(9,129)	1,128
Net cash provided by operating activities	82,525	28,922	224,874	164,253

Investing activities:
Capital expenditures	(5,613)	(10,764)	(30,592)	(33,646)
Proceeds from dispositions of property, plant and equipment, net	-	-	456	11,014
Proceeds from surrender of life insurance policies	814	-	814	-
Changes in restricted cash balances	127	80	1,250	(1,120)
Payments for acquisitions and investments, net of cash and cash equivalents acquired	(602,772)	(1,386)	(914,041)	(150,374)
Net cash used in investing activities of continuing operations	(607,444)	(12,070)	(942,113)	(174,126)
Net cash provided by investing activities of discontinued operations	-	464,708	32,252	469,275
Net cash (used in) provided by investing activities	(607,444)	452,638	(909,861)	295,149

Financing Activities:
Payments on debt	(267,000)	(351,000)	(763,000)	(508,846)
Proceeds from borrowings	207,000	107,000	787,000	368,000
Proceeds from the sale of senior notes	496,860	-	496,860	-
Payments of debt issuance costs	(9,531)	-	(10,531)	(72)
Payments on other credit facilities	-	(38)	(2,303)	(149)
Payments for acquisition related contingent consideration	-	-	(137)	(136)
Tax benefit from exercise of common stock options	18	2,323	9,321	2,405
Proceeds from issuance of common stock under stock plans	66	13,864	23,736	29,035
Purchases of common stock	(1)	(71,773)	(110,005)	(72,768)
Dividends paid	(7,916)	(8,263)	(31,829)	(32,992)
Net cash provided by (used in) financing activities of continuing operations	419,496	(307,887)	399,112	(215,523)
Net cash used in financing activities of discontinued operations	-	-	(1,908)	(2,844)
Net cash provided by (used in) financing activities	419,496	(307,887)	397,204	(218,367)

Effect of exchange rate changes on cash and cash equivalents	(337)	(4,575)	10,039	(656)

Net (decrease) increase in cash and cash equivalents	(105,760)	169,098	(277,744)	240,379
Cash and cash equivalents at beginning of period	248,102	250,988	420,086	179,707
Cash and cash equivalents at end of period	$142,342	$420,086	$142,342	$420,086

PREPARED IN ACCORDANCE WITH GAAP

PerkinElmer, Inc. and Subsidiaries
CONSOLIDATED BALANCE SHEETS

(In thousands)	January 1, 2012	January 2, 2011

Current assets:
Cash and cash equivalents	$142,342	$420,086
Accounts receivable, net	414,043	356,763
Inventories, net	240,763	206,851
Other current assets	69,357	100,685
Current assets of discontinued operations	202	227
Total current assets	866,707	1,084,612

Property, plant and equipment, net:
At cost	451,953	416,835
Accumulated depreciation	(277,386)	(255,015)
Property, plant and equipment, net	174,567	161,820
Marketable securities and investments	1,105	1,350
Intangible assets, net	661,607	424,248
Goodwill	2,093,626	1,504,815
Other assets, net	41,075	32,101
Total assets	$3,838,687	$3,208,946

Current liabilities:
Short-term debt	$-	$2,255
Accounts payable	178,934	161,042
Accrued restructuring costs	22,020	22,611
Accrued expenses	399,835	323,038
Current liabilities of discontinued operations	1,429	6,256
Total current liabilities	602,218	515,202

Long-term debt	944,908	424,000
Long-term liabilities	450,343	344,353
Total liabilities	1,997,469	1,283,555

Commitments and contingencies

Total stockholders' equity	1,841,218	1,925,391
Total liabilities and stockholders' equity	$3,838,687	$3,208,946

PREPARED IN ACCORDANCE WITH GAAP

PerkinElmer, Inc. and Subsidiaries
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

(In millions, except per share data)	PKI
	Three Months Ended
	January 1, 2012		January 2, 2011
Adjusted revenue:
Revenue	$540.2		$470.0
Purchase accounting adjustments	14.5		0.2
Adjusted revenue	$554.7		$470.2

Adjusted gross margin:
Gross margin	$239.8	43.2%	$208.7	44.4%
Amortization of intangible assets	14.7	2.6%	11.2	2.4%
Purchase accounting adjustments	18.2	3.3%	0.2	0.0%
Mark-to-market and curtailments on post-retirement benefits	4.4	0.8%	0.3	0.1%
Adjusted gross margin	$277.0	49.9%	$220.4	46.9%

Adjusted SG&A:
SG&A	$222.5	40.1%	$125.2	26.6%
Amortization of intangible assets	(9.3)	-1.7%	(4.3)	-0.9%
Purchase accounting adjustments	0.7	0.1%	(0.2)	0.0%
Acquisition-related costs	(5.6)	-1.0%	(0.6)	-0.1%
Mark-to-market and curtailments on post-retirement benefits	(64.3)	-11.6%	(0.2)	0.0%
Adjusted SG&A	$144.0	26.0%	$120.1	25.5%

Adjusted R&D:
R&D	$31.5	5.7%	$25.5	5.4%
Amortization of intangible assets	(0.1)	0.0%	(0.4)	-0.1%
Mark-to-market and curtailments on post-retirement benefits	(0.8)	-0.1%	0.0	0.0%
Adjusted R&D	$30.7	5.5%	$25.1	5.3%

Adjusted operating income:
Operating (loss) income	$(27.3)	-5.1%	$48.8	10.4%
Amortization of intangible assets	24.0	4.3%	15.8	3.4%
Asset impairments	3.0	0.5%	-	0.0%
Purchase accounting adjustments	17.6	3.2%	0.3	0.1%
Acquisition-related costs	5.6	1.0%	0.6	0.1%
Mark-to-market and curtailments on post-retirement benefits	69.5	12.5%	0.5	0.1%
Restructuring and lease charges, net	10.1	1.8%	9.1	1.9%
Adjusted operating income	$102.5	18.5%	$75.2	16.0%

	PKI
	Three Months Ended
	January 1, 2012		January 2, 2011
Adjusted EPS:
EPS	$(0.75)		$2.49
Discontinued operations, net of income taxes	(0.00)		2.13
EPS from continuing operations	(0.75)		0.37
Amortization of intangible assets, net of income taxes	0.14		0.08
Asset impairments, net of income taxes	0.02		-
Purchase accounting adjustments, net of income taxes	0.09		0.00
Acquisition-related costs, net of income taxes	0.05		0.00
Gain on sale of building, net of income taxes	-		-
Mark-to-market and curtailments on post-retirement benefits, net of income tazes	0.40		0.00
Significant tax charges (credits), net	0.61		(0.07)
Restructuring and lease charges, net of income taxes	0.06		0.06
Adjusted EPS	$0.62		$0.45

	Human Health
	Three Months Ended
	January 1, 2012		January 2, 2011
Adjusted revenue:
Revenue	$258.5		$215.7
Purchase accounting adjustments	2.4		0.2
Adjusted revenue	$260.9		$215.9

Adjusted operating income:
Operating income	$21.8	8.4%	$24.4	11.3%
Amortization of intangible assets	16.6	6.4%	12.2	5.7%
Asset impairments	3.0	1.2%	-	0.0%
Purchase accounting adjustments	8.1	3.1%	0.3	0.2%
Acquisition-related costs	5.6	2.2%	0.1	0.0%
Restructuring and lease charges, net	4.4	1.7%	4.6	2.1%
Adjusted operating income	$59.4	22.8%	$41.7	19.3%

	Environmental Health
	Three Months Ended
	January 1, 2012		January 2, 2011
Adjusted revenue:
Revenue	$281.7		$254.2
Purchase accounting adjustments	12.1		-
Adjusted revenue	$293.8		$254.2

Adjusted operating income:
Operating income	$32.7	11.6%	$31.0	12.2%
Amortization of intangible assets	7.4	2.5%	3.6	1.4%
Purchase accounting adjustments	9.5	3.2%	-	0.0%
Acquisition-related costs	0.0	0.0%	0.5	0.2%
Restructuring and lease charges, net	5.8	2.0%	4.5	1.8%
Adjusted operating income	$55.4	18.8%	$39.6	15.6%

PerkinElmer, Inc. and Subsidiaries
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

(In millions, except per share data)	PKI
	Year Ended
	January 1, 2012		January 2, 2011
Adjusted revenue:
Revenue	$1,921.3		$1,704.3
Purchase accounting adjustments	30.8		0.7
Adjusted revenue	$1,952.1		$1,705.1

Adjusted gross margin:
Gross margin	$850.6	43.6%	$761.2	44.6%
Amortization of intangible assets	53.4	2.7%	42.5	2.5%
Purchase accounting adjustments	34.9	1.8%	0.7	0.0%
Mark-to-market and curtailments on post-retirement benefits	4.2	0.2%	0.1	0.0%
Adjusted gross margin	$943.1	48.3%	$804.5	47.2%

Adjusted SG&A:
SG&A	$628.6	32.2%	$489.9	28.7%
Amortization of intangible assets	(25.9)	-1.3%	(16.6)	-1.0%
Purchase accounting adjustments	(0.3)	0.0%	(0.2)	0.0%
Acquisition-related costs	(10.7)	-0.5%	(2.6)	-0.2%
Gain on sale of building	-	0.0%	3.4	0.2%
Mark-to-market and curtailments on post-retirement benefits	(64.3)	-3.3%	(0.2)	0.0%
Adjusted SG&A	$527.4	27.0%	$473.6	27.8%

Adjusted R&D:
R&D	$115.8	5.9%	$94.8	5.6%
Amortization of intangible assets	(0.7)	0.0%	(1.6)	-0.1%
Mark-to-market and curtailments on post-retirement benefits	(0.8)	0.0%	0.0	0.0%
Adjusted R&D	$114.3	5.9%	$93.2	5.5%

Adjusted operating income:
Operating income	$89.7	4.7%	$157.6	9.2%
Amortization of intangible assets	80.0	4.1%	60.7	3.6%
Asset impairments	3.0	0.2%	-	0.0%
Purchase accounting adjustments	35.4	1.8%	1.0	0.1%
Acquisition-related costs	10.7	0.5%	2.6	0.2%
Gain on sale of building	-	0.0%	(3.4)	-0.2%
Mark-to-market and curtailments on post-retirement benefits	69.3	3.6%	0.2	0.0%
Restructuring and lease charges, net	13.5	0.7%	19.0	1.1%
Adjusted operating income	$301.5	15.4%	$237.7	13.9%

	PKI
	Year Ended
	January 1, 2012		January 2, 2011
Adjusted EPS:
EPS	$0.06		$3.31
Discontinued operations, net of income taxes	0.06		2.14
EPS from continuing operations	0.00		1.18
Amortization of intangible assets, net of income taxes	0.45		0.33
Asset impairments, net of income taxes	0.02		-
Purchase accounting adjustments, net of income taxes	0.19		(0.20)
Acquisition-related costs, net of income taxes	0.09		0.02
Gain on sale of building, net of income taxes	-		(0.02)
Mark-to-market and curtailments on post-retirement benefits, net of income taxes	0.40		(0.00)
Significant tax charges (credits), net	0.60		(0.07)
Restructuring and lease charges, net of income taxes	0.08		0.12
Adjusted EPS	$1.83		$1.36

	PKI
			FY2012

Adjusted EPS:			Projected
EPS from continuing operations			$1.22 - $1.28
Amortization of intangible assets, net of income taxes			0.60
Purchase accounting adjustments, net of income taxes			0.16
Acquisition-related costs, net of income taxes			-
Adjusted EPS			$1.98 - $2.04

	Human Health
	Year Ended
	January 1, 2012		January 2, 2011
Adjusted revenue:
Revenue	$887.2		$796.3
Purchase accounting adjustments	3.3		0.7
Adjusted revenue	$890.5		$797.0

Adjusted operating income:
Operating income	$99.3	11.2%	$97.9	12.3%
Amortization of intangible assets	53.9	6.1%	46.7	5.9%
Asset impairments	3.0	0.3%	-	0.0%
Purchase accounting adjustments	10.3	1.2%	1.0	0.1%
Acquisition-related costs	9.6	1.1%	1.1	0.1%
Gain on sale of building	-	0.0%	(3.4)	-0.4%
Restructuring and lease charges, net	6.2	0.7%	10.4	1.3%
Adjusted operating income	$182.3	20.5%	$153.7	19.3%

	Environmental Health
	Year Ended
	January 1, 2012		January 2, 2011
Adjusted revenue:
Revenue	$1,034.1		$908.0
Purchase accounting adjustments	27.5		-
Adjusted revenue	$1,061.6		$908.0

Adjusted operating income:
Operating income	$99.3	9.6%	$95.1	10.5%
Amortization of intangible assets	26.1	2.5%	14.0	1.5%
Purchase accounting adjustments	25.0	2.4%	-	0.0%
Acquisition-related costs	1.1	0.1%	1.5	0.2%
Restructuring and lease charges, net	7.3	0.7%	8.5	0.9%
Adjusted operating income	$158.9	15.0%	$119.1	13.1%

PerkinElmer, Inc. and Subsidiaries
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

PKI
Q4 2011
Organic revenue growth:
Reported revenue growth	15%
Less: effect of foreign exchange rates	0%
Less: effect of acquisitions including purchase accounting adjustments	8%
Organic revenue growth	6%

Human Health
Q4 2011
Organic revenue growth:
Reported revenue growth	20%
Less: effect of foreign exchange rates	1%
Less: effect of acquisitions and purchase accounting adjustments	14%
Organic revenue growth	5%

Environmental Health
Q4 2011
Organic revenue growth:
Reported revenue growth	11%
Less: effect of foreign exchange rates	0%
Less: effect of acquisitions and purchase accounting adjustments	4%
Organic revenue growth	7%

Adjusted Revenue and Adjusted Revenue Growth

We use the term “adjusted revenue” to refer to GAAP revenue, including estimated revenue from contracts acquired in various acquisitions that will not be fully recognized due to business combination accounting rules. We use the related term “adjusted revenue growth” to refer to the measure of comparing current period adjusted revenue with the corresponding period of the prior year. We believe that these non-GAAP measures, when taken together with our GAAP financial measures, allow us and our investors to better measure the performance of our investments in technology, to evaluate long-term performance trends and to assess our ability to invest in our business. Adjusted revenue growth also provides for easier comparisons of our performance with prior and future periods and relative comparisons to our peers. Our GAAP revenue for the periods subsequent to our acquisitions does not reflect the full amount of revenue on such contracts that would have otherwise been recorded by the acquired businesses. The non-GAAP adjustment is intended to reflect the full amount of such revenue. We believe our investors will use this adjustment as a measure of the ongoing performance of the acquired businesses because customers have historically entered into such contracts for renewed and/or developmental support, although there can be no assurance that customers will do so in the future.

Organic Revenue and Organic Revenue Growth

We use the term “organic revenue” to refer to GAAP revenue, excluding the effect of foreign currency translation and acquisitions, and including estimated revenue from contracts acquired in various acquisitions that will not be fully recognized due to business combination accounting rules. We use the related term “organic revenue growth” to refer to the measure of comparing current period organic revenue with the corresponding period of the prior year. We believe that these non-GAAP measures, when taken together with our GAAP financial measures, allow us and our investors to better measure the performance of our investments in technology, to evaluate long-term performance trends and to assess our ability to invest in our business. Organic revenue growth also provides for easier comparisons of our performance with prior and future periods and relative comparisons to our peers. We exclude the effect of foreign currency translation from these measures because foreign currency translation is subject to volatility and can obscure underlying trends. We exclude the effect of acquisitions because acquisition activity can vary dramatically between reporting periods and between us and our peers, which we believe makes comparisons of long-term performance trends difficult for management and investors, and could result in overstating or understating to our investors the performance of our operations. We include estimated revenue from contracts acquired with various acquisitions that will not be fully recognized due to business combination rules. Our GAAP revenue for the periods subsequent to our acquisitions does not reflect the full amount of revenue on such contracts that would have otherwise been recorded by the acquired businesses. The non-GAAP adjustment is intended to reflect the full amount of such revenue. We believe our investors will use this adjustment as a measure of the ongoing performance of the acquired businesses because customers have historically entered into such contracts for renewed and/or developmental support, although there can be no assurance that customers will do so in the future.

Adjusted Gross Margin and Adjusted Gross Margin Percentage

We use the term “adjusted gross margin” to refer to GAAP gross margin, excluding amortization of intangible assets, inventory fair value adjustments related to business acquisitions, and adjustments for mark-to-market accounting and curtailments on post-retirement benefits, and including estimated revenue from contracts acquired in various acquisitions that will not be fully recognized due to business combination accounting rules. We use the related term “adjusted gross margin percentage” to refer to adjusted gross margin as a percentage of adjusted revenue. We believe that these non-GAAP measures, when taken together with our GAAP financial measures, allow us and our investors to better measure the performance of our investments in technology, to evaluate the long-term profitability trends and to assess our ability to invest in our business. We exclude amortization of intangible assets from these measures because intangibles amortization charges do not represent what we believe our investors consider to be costs of producing our products and could distort the additional value generated over the cost of producing those products. In addition, inventory fair value adjustments related to business acquisitions and adjustments for mark-to-market accounting and curtailments on post-retirement benefits do not represent what we believe our investors consider to be costs used in producing our products. We include estimated revenue from contracts acquired with various acquisitions that will not be fully recognized due to business combination rules. Our GAAP revenue for the periods subsequent to our acquisitions does not reflect the full amount of revenue on such contracts that would have otherwise been recorded by the acquired businesses. The non-GAAP adjustment is intended to reflect the full amount of such revenue. We believe our investors will use this adjustment as a measure of the ongoing performance of the acquired businesses because customers have historically entered into such contracts for renewed and/or developmental support, although there can be no assurance that customers will do so in the future.

Adjusted Selling, General and Administrative (SG&A) Expense and Adjusted SG&A Percentage

We use the term “adjusted SG&A expense” to refer to GAAP SG&A expense, excluding amortization of intangible assets, acquisition related integration costs, changes to the fair values assigned to contingent consideration, other costs related to business acquisitions, adjustments for mark-to-market accounting and curtailments on post-retirement benefits, and the gain on sale of building. We use the related term “adjusted SG&A percentage” to refer to adjusted SG&A expense as a percentage of adjusted revenue. We believe that these non-GAAP measures, when taken together with our GAAP financial measures, allow us and our investors to better measure the cost of the internal operating structure, our ability to leverage that structure and the level of investment required to grow our business. We exclude amortization of intangible assets, adjustments for mark-to-market accounting and curtailments on post-retirement benefits, and the gain on sale of building from these measures because intangibles amortization charges, adjustments for mark-to-market accounting and curtailments on post-retirement benefits, and the gain on sale of building do not represent what we believe our investors consider to be costs that support our internal operating structure and could distort the efficiencies of that structure. We exclude acquisition related integration costs, changes to the fair values assigned to contingent consideration, and other costs related to business acquisitions, because they only occur due to an acquisition and the potential subsequent repositioning of the business that could distort the performance measures of costs to support our internal operating structure.

Adjusted Research and Development (R&D) Expense and Adjusted R&D Percentage

We use the term “adjusted R&D expense” to refer to GAAP R&D expense, excluding amortization of intangible assets and adjustments for mark-to-market accounting and curtailments on post-retirement benefits. We use the related term “adjusted R&D percentage” to refer to adjusted R&D expense as a percentage of adjusted revenue. We believe that these non-GAAP measures, when taken together with our GAAP financial measures, allow us and our investors to better understand and evaluate our internal technology investments. We exclude amortization of intangible assets and adjustments for mark-to-market accounting and curtailments on post-retirement benefits from these measures because intangibles amortization charges do not represent what we believe our investors consider to be internal investments in R&D activities and could distort our R&D investment level.

Adjusted Operating Income, Adjusted Operating Profit Percentage and Adjusted Operating Profit Margin

We use the term “adjusted operating income,” to refer to GAAP operating income, excluding amortization of intangible assets, inventory fair value adjustments related to business acquisitions, acquisition related integration costs, changes to the fair values assigned to contingent consideration, other costs related to business acquisitions, adjustments for mark-to-market accounting and curtailments on post-retirement benefits, the gain on sale of building, asset impairments and restructuring and lease charges, and including estimated revenue from contracts acquired in various acquisitions that will not be fully recognized due to business combination accounting rules. Adjusted operating income is calculated by subtracting adjusted R&D expense, adjusted SG&A expense, and restructuring and lease charges from adjusted gross margin. We use the related term “adjusted operating profit percentage,” or “adjusted operating profit margin,” to refer to adjusted operating income as a percentage of adjusted revenue. We believe that these non-GAAP measures, when taken together with our GAAP financial measures, allow us and our investors to analyze the costs of the different components of producing and selling our products, to better measure the performance of our internal investments in technology and to evaluate the long-term profitability trends of our core operations. Adjusted operating income also provides for easier comparisons of our performance and profitability with prior and future periods and relative comparisons to our peers. We believe our investors do not consider the items that we exclude from adjusted operating income to be costs of producing our products, investments in technology and production or costs to support our internal operating structure, and so we present this non-GAAP measure to avoid overstating or understating to our investors the performance of our operations. We exclude restructuring and lease charges because they tend to occur due to an acquisition, divestiture, repositioning of the business or other unusual event that could distort the performance measures of our internal investments and costs to support our internal operating structure. We include estimated revenue from contracts acquired with various acquisitions that will not be fully recognized due to business combination rules. Our GAAP revenue for the periods subsequent to our acquisitions does not reflect the full amount of revenue on such contracts that would have otherwise been recorded by the acquired businesses. The non-GAAP adjustment is intended to reflect the full amount of such revenue. We believe our investors will use this adjustment as a measure of the ongoing performance of the acquired businesses because customers have historically entered into such contracts for renewed and/or developmental support, although there can be no assurance that customers will do so in the future.

Adjusted Earnings Per Share

We use the term “adjusted earnings per share,” or “adjusted EPS,” to refer to GAAP earnings per share, excluding discontinued operations, amortization of intangible assets, inventory fair value adjustments related to business acquisitions, acquisition related integration costs, changes to the fair values assigned to contingent consideration, other costs related to business acquisitions, adjustments for mark-to-market accounting and curtailments on post-retirement benefits, the gain on sale of building, asset impairments, restructuring and lease charges, acquisition financing costs, the gain on the step acquisition, and significant tax charges (credits), and including estimated revenue from contracts acquired in various acquisitions that will not be fully recognized due to business combination accounting rules. Adjusted earnings per share is calculated by subtracting the items above included in adjusted gross margin, adjusted R&D expense, adjusted SG&A expense, restructuring and lease charges, acquisition related financing costs and the gain on the step acquisition, and provision for taxes related to these items, from GAAP earnings per share. We believe that this non-GAAP measure, when taken together with our GAAP financial measures, allows us and our investors to analyze the costs of producing and selling our products and the performance of our internal investments in technology and our internal operating structure, to evaluate the long-term profitability trends of our core operations and to calculate the underlying value of the core business on a dilutive share basis, which is a key measure of the value of the Company used by our management and we believe used by investors as well. Adjusted earnings per share also facilitates the overall analysis of the value of the Company and the core measure of the success of our operating business model as compared to prior and future periods and relative comparisons to our peers. We exclude discontinued operations, amortization of intangible assets, inventory fair value adjustments related to business acquisitions, acquisition related integration costs, changes to the fair values assigned to contingent consideration, other costs related to business acquisitions, adjustments for mark-to-market accounting and curtailments on post-retirement benefits, the gain on sale of building, asset impairments, restructuring and lease charges, acquisition related financing costs, the gain on the step acquisition, and significant tax charges (credits), as these items do not represent what we believe our investors consider to be costs of producing our products, investments in technology and production, and costs to support our internal operating structure, which could result in overstating or understating to our investors the performance of our operations. We include estimated revenue from contracts acquired with various acquisitions that will not be fully recognized due to business combination rules. Our GAAP revenue for the periods subsequent to our acquisitions does not reflect the full amount of revenue on such contracts that would have otherwise been recorded by the acquired businesses. The non-GAAP adjustment is intended to reflect the full amount of such revenue. We believe our investors will use this adjustment as a measure of the ongoing performance of the acquired businesses because customers have historically entered into such contracts for renewed and/or developmental support, although there can be no assurance that customers will do so in the future.

The fourth quarter tax effect on adjusted EPS for discontinued operations was an expense of $0.00 in 2011 and an expense of $0.63 in 2010, amortization of intangible assets was an expense of $0.08 in 2011 and an expense of $0.06 in 2010, inventory fair value adjustments related to business acquisitions was an expense of $0.01 in 2011, other costs related to business was an expense of $0.01 in 2011 and an expense of $0.00 in 2010, adjustments for mark-to-market accounting and curtailments on post-retirement benefits was an expense of $0.21 in 2011 and an expense of $0.00 in 2010, asset impairments was an expense of $0.01 in 2011, restructuring and lease charges was an expense of $0.03 in 2011 and an expense of $0.02 in 2010, acquisition related financing costs was an expense of $0.01 in 2011, significant tax charges (credits) was an expense of $0.61 in 2011 and a benefit of $0.07 in 2010 and the estimated revenue from contracts acquired with various acquisitions that will not be fully recognized due to business combination accounting rules was an expense of $0.05 in 2011 and an expense of $0.00 in 2010. The fourth quarter tax effect on adjusted EPS for each of the remaining items (acquisition related integration costs and changes to the fair values assigned to contingent consideration) was $0.00 for both 2011 and 2010. The full year tax effect on adjusted EPS for discontinued operations was a benefit of $0.04 in 2011 and an expense of $0.82 in 2010, amortization of intangible assets was an expense of $0.25 in 2011 and an expense of $0.19 in 2010, inventory fair value adjustments related to business acquisitions was an expense of $0.01 in 2011, other costs related to business acquisitions was an expense of $0.02 in 2011 and an expense of $0.00 in 2010, adjustments for mark-to-market accounting and curtailments on post-retirement benefits was an expense of $0.21 in 2011 and an expense of $0.00 in 2010, the gain on sale of building was a benefit of $0.01 in 2010, asset impairments was an expense of $0.01 in 2011, restructuring and lease charges was an expense of $0.04 in 2011 and an expense of $0.04 in 2010, acquisition related financing costs was an expense of $0.01 in 2011, the gain on the step acquisition was a benefit of $0.01 in 2010, significant tax charges (credits) was an expense of $0.60 in 2011 and a benefit of $0.07 in 2010, and the estimated revenue from contracts acquired with various acquisitions that will not be fully recognized due to business combination accounting rules was an expense of $0.11 in 2011 and an expense of $0.00 in 2010. The full year tax effect on adjusted EPS for each of the remaining items (acquisition related integration costs and changes to the fair values assigned to contingent consideration) was $0.00 for both 2011 and 2010. The tax effect for discontinued operations is calculated based on the authoritative guidance in the Financial Accounting Standards Board’s Accounting Standards Codification 740, Income Taxes. The tax effect for amortization of intangible assets, inventory fair value adjustments related to business acquisitions, changes to the fair values assigned to contingent consideration, other costs related to business acquisitions, the gain on sale of building, restructuring and lease charges, the gain on the step acquisition, and the estimated revenue from contracts acquired with various acquisitions is calculated based on operational results and applicable jurisdictional law, which contemplates tax rates currently in effect to determine our tax provision.

* * * *

The non-GAAP financial measures described above are not meant to be considered superior to, or a substitute for, our financial statements prepared in accordance with GAAP. There are material limitations associated with non-GAAP financial measures because they exclude charges that have an effect on our reported results and, therefore, should not be relied upon as the sole financial measures to evaluate our financial results. Management compensates and believes that investors should compensate for these limitations by viewing the non-GAAP financial measures in conjunction with the GAAP financial measures. In addition, the non-GAAP financial measures included in this earnings announcement may be different from, and therefore may not be comparable to, similar measures used by other companies.

Each of the non-GAAP financial measures listed above are also used by our management to evaluate our operating performance, communicate our financial results to our Board of Directors, benchmark our results against our historical performance and the performance of our peers, evaluate investment opportunities including acquisitions and discontinued operations, and determine the bonus payments for senior management and employees.

About PerkinElmer

PerkinElmer, Inc. is a global leader focused on improving the health and safety of people and the environment. The company reported revenue of approximately $1.9 billion in 2011, has about 7,000 employees serving customers in more than 150 countries, and is a component of the S&P 500 Index. Additional information is available through 1-877-PKI-NYSE, or at www.perkinelmer.com.

CONTACT:
Investor Relations:
PerkinElmer, Inc.
David C. Francisco, 781-663-5677
dave.francisco@perkinelmer.com
or
Media:
PerkinElmer, Inc.
Stephanie R. Wasco, 781-663-5701
stephanie.wasco@perkinelmer.com